AMISANO HANSON
A PARTNERSHIP OF INCORPORATED PROFESSIONALS
                                                          CHARTERED ACCOUNTANTS




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the use of our report dated April 7, 2005, on the balance sheet of Nova Resources Inc. (A Pre-Exploration Stage Company), as of February 28, 2005, and the related statements of operations, cash flows and stockholders' equity from November 4, 2004 (Date of Incorporation) to February 28, 2005, included in this Form SB-2 Amendment #3 dated January 12, 2006. We also consent to the reference to our firm under the heading "Experts" in this Form SB-2 Amendment #3. Our report dated April 7, 2005, contains additional comments that state that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



"Amisano Hanson"
----------------------------------------------------------
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
January 12, 2006



750 West Pender Street, Suite 604                    Telephone:  604-689-0188
Vancouver Canada                                     Facsimile:  604-689-9773
V6C 2T7                                              E-MAIL:  amishan@telus.net